UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 Current Report


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 17, 2004

                    HQ SUSTAINABLE MARITIME INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)


              62-1407522                                        0-18980
(IRS Employer Identification No.)                       (Commission File Number)

                               Wall Street Center
                                 14 Wall Street
                                   20th Floor
                            New York, New York 10005

               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code: 212-618-1712




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Item 2.  Acquisition or Disposition of Assets

As used in this report, the terms "we", "us", "our" or "HQSM" refer to HQ Sustainable Maritime Industries, Inc., a Delaware corporation.

Acquisition of Jiahua Marine

         On August 17, 2004, we entered into a Purchase Agreement ("Nutraceutical Purchase Agreement") with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation ("SSC"), and Sealink Wealth Limited, a British Virgin Islands limited liability corporation ("Sealink"), whereby we acquired Sealink, SSC's wholly owned subsidiary, on the terms and conditions as specified therein. The Nutraceutical Purchase Agreement has been filed as an exhibit to this report. Sealink is the sole owner of Hainan Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China ("Jiahua Marine") which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC. SSC is owned by Harry Wang Hua (51%), Lillian Wang Li (25%), and Norbert Sporns (24%) (collectively, the "SSC Owners"). Lillian Wang Li and Harry Wang Hua are brother and sister. Lillian Wang Li is married to Norbert Sporns. The SSC Owners are current directors and executive officers of HQSM, as well as, collectively, indirect beneficial owners of the majority of its capital stock.

         Under the terms of the Purchase Agreement, HQSM agreed to purchase SSC's entire interest in Sealink, thus acquiring all of Sealink's interest in Jiahua Marine, in exchange for a total purchase price of $20,000,000. This amount represents approximately a 15% discount on the value of Sealink, based on an independent valuation equal to RMB 198.2 million (approximately US$23.8 million, based on currency exchange rate of 8.30 RMB = 1 US$), which was carried out by Vigers Appraisal & Consulting Limited. The report produced by Vigers is attached as Exhibit A to the Nutraceutical Purchase Agreement. The consideration is payable by HQSM in the following manner: $8,888,655 in the form of 12,698,078 shares of HQSM's common stock, $0.001 par value per share, up to but not exceeding 19.9% of the outstanding shares of HQSM's common stock, on a fully-diluted basis, to be delivered to SSC at closing, and (ii) the remaining balance of $11,111,345 to be payable in the form of a convertible promissory note issued by HQSM to SSC. This note is included as Exhibit B to the Nutraceutical Purchase Agreement. The note will accrue interest at the rate of 5% per annum and is convertible into: first one hundred thousand US Dollars (US$100,000) for 100,000 shares of HQSM's Series A preferred stock, $0.001 par value per share, the proposed terms of which are described below and are fully subject to receipt of all necessary shareholder consents and approvals, and thereafter the remaining principal amount of the note equal to US$11,011,345 into 15,730,493 shares of HQSM's common stock. The note is convertible only upon completion of an audit of HQSM's acquisition of Sealink and Jiahua Marine, performed to the satisfaction of HQSM and receipt of all necessary shareholder consents and approvals.

         Subject to receipt of all necessary shareholder consents and approvals, under the proposed terms of the certificate of designation for the Series A preferred stock of HQSM, a form of which is included as an exhibit to the Purchase Agreement, the board of directors of HQSM designated 100,000 shares of HQSM's capital stock as its Series A preferred stock. As currently proposed, the holder of each share of the Series A preferred stock would have the right to the voting power equal to that of one thousand shares of HQSM's common stock, and with respect to such vote, each such holder would have full voting rights and powers equal to the voting rights and powers of the holders of common stock. In addition, a vote or consent of a majority of the holders of the Series A preferred stock is proposed to be required for the following corporate actions

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of HQSM: (1) authorize,  create or issue,  or increase the authorized  number of shares of any class or series of capital stock ranking prior to or on parity with the Series A preferred stock; (2) authorize, create or issue any class or
series  of  common   stock  other  than  common   stock;   (3)   authorize   any
reclassification of the Series A preferred stock; (4) authorize, create or issue any securities convertible into or exercisable for capital stock prohibited by
(1) or (2) above; (5) amend the terms of the Series A preferred stock; or (6) enter into any disposal, merger or reorganization involving 20% of the total capitalization of HQSM. In addition, it is proposed that holders of the Series A preferred stock would have the right to convert it into common stock as provided in the certificate of designation for the Series A preferred stock.

         HQSM believes that its acquisition of Sealink and Jiahua Marine will give it access to nutraceutically enriched shrimp and tilapia feed, allowing it to farm and market, through its cooperative farms, nutraceutically enriched products. The processes used by Jiahua Marine are natural and can be part of an organic certified tilapia and shrimp product production strategy.

         Description of Jiahua Marine
         ----------------------------

         The following is a summary of Jiahua Marine, which is based on the information provided by Jiahua Marine that has not been independently confirmed or verified by HQSM. Jiahua Marine is principally engaged in the production and sales of marine bio-products and healthcare products in the PRC. Jiahua Marine's head office is located in Haikou, Hainan Province, China with a state-of-the-art production facility in Wenchang City, Hainan Province, China. Jiahua Marine maintains title to certain assets, including (1) plant buildings, (2) manufacturing equipment, (3) environmental control equipment, (4) the right to make products arising from the operation of Jiahua Marine, (5) the ownership rights to any intellectual property arising from the operations of Jiahua Marine, and (6) customer list and sales and distribution contracts.

         The health products of Jiahua Marine have received awards as being among China's leading health products and Jiahua Marine has been awarded China Torch and Dragon Head awards for its leading technology. The Jiahua Marine plant is HACCP certified and its health product team maintains a partnership with the Ocean Research University in Qingdao.

         Research and development is the backbone of the Jiahua Marine, and its research and development team is a leader in its field, expert in understanding the health benefits that come from ocean products. Professor Lou Bao, a distinguished professor at the Ocean University of China, leads this team, consisting of over 20 distinguished scientists who work on developing new products for Jiahua Marine.

         Jiahua Marine has focused its efforts on the development of health and nutraceutical products drawing on marine sourced raw materials as well as the preparation of nutraceutical feed formulations to supplement aquaculture feed requirements in areas of China where the aquaculture industry is booming. Its research and development team is developing applications of unique nutraceutical products for aquaculture feeds. These ingredients are directed at improving general health, growth, feed conversion and meat quality of fish and shrimp. These products can boost the immune system of shrimp to ward off common viruses and can deliver various functional food nutrients to humans through the fish and shrimp they eat. Jiahua Marine is working with leading technology providers throughout the world and in particular in the United States to deliver these new nutraceutical additives to the fish and shrimp farming industry.


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         Set forth below is selected financial information for Jiahua Marine for the fiscal year ended December 31, 2003, presented in summary form, in US dollars and fully subject to final U.S. GAAP audit. All amounts presented below are approximate, were stated in RMB by an independent PRC audit firm and translated based on the currency exchange rate of 8.27 RMB = 1 US$. There is no assurance that RMB amounts could have been or could be converted into US dollars at that rate.



                 Total Assets                       $11,670,157.26
                 Total Liabilities                   $6,525,143.19
                 Total Net Assets                    $5,145,014.06
                 Sales Revenue                       $7,868,022.91
                 Operating Profit                    $3,200,510.54
                 Net Profit                          $2,710,185.96


Increase in Participation in Hainan Quebec

         In addition, effective August 17, 2004, we caused Jade Profit Investment Limited, our wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade does not already own in Hainan Quebec Ocean Fishing Company Limited, our principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of Hainan Quebec being acquired by Jade. That Purchase Agreement has been filed as an exhibit to this report. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.


Item 7.  Financial Statements and Exhibits

(a)      Financial Statement of Business Acquired.

         These financial statements are in the process of being prepared and will be filed as soon as practicable, but in no event later than 60 days following the closing of the transactions described above.

(b)      Pro Forma Financial Information.

         This financial information is in the process of being prepared and will be filed as soon as practicable, but in no event later than 60 days following the closing of the transactions described above.

(c)      Exhibits.

         10.1     Purchase  Agreement,  dated as of August  17,  2004,  among HQ
                  Sustainable  Maritime   Industries,   Inc.,  Sino-Sult  Canada
                  (S.S.C.) Limited and Sealink Wealth Limited

         10.2 Purchase Agreement, dated as of August 17, 2004, between Jade Profit Investment Limited and Hainan Fuyuan Investment Company Limited






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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        HQ SUSTAINABLE MARITIME INDUSTRIES, INC.
                                        (Registrant)


Date:  August 18, 2004
                                         /s/ Norbert Sporns
                                        -------------------------------------
                                        Norbert Sporns
                                        Chief Executive Officer and President












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                                  EXHIBIT INDEX

Exhibit
Number                     Description of Exhibit
------                     ----------------------

10.1 Purchase Agreement, dated as of August 17, 2004, among HQ Sustainable Maritime Industries, Inc., Sino-Sult Canada (S.S.C.) Limited and Sealink Wealth Limited

10.2 Purchase Agreement, dated as of August 17, 2004, between Jade Profit Investment Limited and Hainan Fuyuan Investment Company Limited